Exhibit 99.2

May 15, 2020

Liberty Media Corporation to Hold Virtual Annual Meeting of Stockholders

ENGLEWOOD, Colo.--(BUSINESS WIRE)-- Liberty Media Corporation (“Liberty Media”) (Nasdaq: LSXMA, LSXMB, LSXMK, FWONA, FWONK, BATRA, BATRK) will be holding its virtual Annual Meeting of Stockholders on Thursday,  May 21, 2020, at 8:15 a.m. M.D.T. Stockholders of record as of the record date will be able to listen, vote and submit questions by logging in at www.virtualshareholdermeeting.com/LMC2020. The record date for the meeting is 5:00 p.m., New York City time, on March 31, 2020. To enter the virtual annual meeting website,  a stockholder will need the 16-digit control number that is printed in the box marked by the arrow on the stockholder’s proxy card for the Liberty Media meeting.

After the meeting, John Malone, Chairman of Liberty Media, and Greg Maffei, Chief Executive Officer of Liberty Media, will be available for a Q&A session. Please visit www.virtualshareholdermeeting.com/LMC2020 to listen to the Q&A session.  Stockholders will be able to submit questions in advance of the Q&A session. To submit a question, please email investor@libertymedia.com with the subject “Annual Meeting Question” by 5:00 p.m. M.D.T. on Tuesday, May 19, 2020. During the Q&A session,  Liberty Media may make observations regarding the company’s financial performance and outlook.

In addition, access to the meeting and Q&A session will be available on the Liberty Media website. All interested persons should visit http://www.libertymedia.com/events to access the webcasts.  An archive of the webcasts will also be available on this website for one year after appropriate filings have been made with the SEC.

About Liberty Media Corporation

Liberty Media Corporation operates and owns interests in a broad range of media, communications and entertainment businesses. Those businesses are attributed to three tracking stock groups: the Liberty SiriusXM Group, the Braves Group and the Formula One Group. The businesses and assets attributed to the Liberty SiriusXM Group (NASDAQ: LSXMA, LSXMB, LSXMK) include Liberty Media Corporation's interests in SiriusXM and Live Nation Entertainment. The businesses and assets attributed to the Braves Group (NASDAQ: BATRA, BATRK) include Liberty Media Corporation's subsidiary Braves Holdings, LLC. The businesses and assets attributed to the Formula One Group (NASDAQ: FWONA, FWONK) consist of all of Liberty Media Corporation's businesses and assets other than those attributed to the Liberty SiriusXM Group and the Braves Group, including its subsidiary Formula 1 and minority equity investment in AT&T Inc.

Liberty Media Corporation
Courtnee Chun, 720-875-5420

Source: Liberty Media Corporation